Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL ANNOUNCES CLOSING OF $15.2 MILLION UNDERWRITTEN PUBLIC OFFERING

AND FULL EXERCISE OF OVER-ALLOTMENT OPTION

Berkeley Heights, NJ, July 21, 2017 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC) (Cyclacel or the Company), a clinical-stage biopharmaceutical company using cell cycle, transcriptional regulation and DNA damage response biology to develop innovative, targeted medicines for cancer and other proliferative diseases, today announced the closing of an underwritten public offering of units for gross proceeds of $15.2 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Cyclacel. Existing and new investors participated in the offering.

The offering was comprised of Class A Units, priced at a public offering price of $2.00 per unit, each unit consisting of one share of common stock and a seven-year warrant (each, a “warrant”) to purchase one share of common stock with an exercise price of $2.00 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of preferred stock, which is convertible into 500 shares of common stock, and a warrant to purchase 500 shares of common stock, also with an exercise price of $2.00 per share. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, with certain exceptions, has no voting rights. The securities comprising the units were immediately separable and have been issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), acted as sole book-running manager in connection with the offering.

A total of 3,154,000 shares of common stock, 8,872 shares of preferred stock convertible into 4,436,000 shares of common stock, and total warrants to purchase 7,590,000 shares of common stock were issued in the offering, including the full exercise of the over-allotment option. If exercised in full, the warrants could result in additional net financing proceeds to Cyclacel of $15.2 million.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-218305) and an additional registration statement filed pursuant to Rule 462(b), which was declared effective by the United States Securities and Exchange Commission ("SEC").

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by Cyclacel with the SEC. Copies of the final prospectus may be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922, USA Tel +1 (908) 517 7330 Fax +1 866 271 3466

☐ 1 James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company using cell cycle, transcriptional regulation and DNA damage response biology to develop innovative, targeted medicines for cancer and other proliferative diseases. Cyclacel's transcriptional regulation program is evaluating CYC065, a CDK inhibitor, in patients with advanced cancers. The DNA damage response program is evaluating a sequential regimen of sapacitabine and seliciclib, a CDK inhibitor, in patients with BRCA positive, advanced solid cancers. Cyclacel is analyzing stratified and exploratory subgroups from a Phase 3 study of sapacitabine in elderly patients with AML. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Russo Partners LLC, Alexander Fudukidis, (646) 942-5632,
alex.fudukidis@russopartnersllc.com

© Copyright 2017 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

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